SIXTH AMENDMENT TO CREDIT AGREEMENT
AND SECOND AMENDMENT TO SECURITY AGREEMENT

          THIS SIXTH AMENDMENT TO CREDIT AGREEMENT AND SECOND AMENDMENT TO SECURITY AGREEMENT (this "Amendment") is entered into as of April 24, 2014, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, "Agent") and QUANTUM CORPORATION, a Delaware corporation ("Borrower").

          WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of March 29, 2012 (as amended, modified or supplemented from time to time, the "Credit Agreement");

          WHEREAS, Borrower and Agent are parties to that certain Security Agreement dated as of March 29, 2012 (as amended, modified or supplemented from time to time, the "Security Agreement"); and

          WHEREAS, Borrower, Agent and Lenders have agreed to (a) amend the Credit Agreement in certain respects and (b) amend the Security Agreement in certain respects, in each case, subject to the terms and conditions contained herein.

          NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

          2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, the Credit Agreement is amended as follows:

          (A) Section 2.1(c) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               "(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Revolver Sub-Facility Reserves, Receivable Reserves, Inventory Reserves, Bank Product Reserves, and other Reserves against the Borrowing Base or the Maximum Revolver Amount. The amount of any Revolver Sub-Facility Reserve, Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Upon establishment or increase in reserves, Agent agrees to make itself available to discuss the reserve or increase, and Borrower may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Agent to establish or change such Revolver Sub-Facility Reserve, Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Revolver Sub-Facility Reserve, Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrower. At the request of Borrower, Agent shall establish, and increase or decrease the amount of, the Convertible Subordinated Debt Reserve against the Borrowing Base and the Maximum Revolver Amount. Notwithstanding anything to the contrary in this Agreement, to the extent that the conditions set forth in Section 3.2 are otherwise satisfied at such time, Borrower shall be permitted to request a Borrowing in the aggregate amount up to the Convertible Subordinated Debt Reserve so long as 100% of the proceeds of such Borrowing shall be used solely, and concurrently with such Borrowing, to repay in full the Convertible Subordinated Debt in accordance with Section 6.6(a)(iii)."

          (B) Section 2.10(c) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               "(c) Field Examination and Other Fees. Borrower shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows: (i) a fee of $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging), for each field examination of Borrower performed by personnel employed by Agent, (ii) if implemented, a fee of $1,000 per day, per Person, plus reasonable and documented out-of-pocket expenses, for the establishment of electronic collateral reporting and (iii) the reasonable and documented fees or charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries, to appraise the Collateral or any portion thereof, or to assess Borrower's or its Subsidiaries' business valuation; provided, that (x) so long as (1) no Event of Default shall have occurred and be continuing and (2) Liquidity is not less than $20,000,000, Borrower shall not be obligated to reimburse Agent for (A) more than 1 intellectual property valuation during any calendar year or (B) any field examinations or appraisals and, without the consent of Borrower, Agent shall not have the right to conduct more than 1 field examination and 1 appraisal of each type of Collateral during any calendar year (provided further, that notwithstanding anything in clause (x) of this proviso to the contrary, to the extent that any Borrowing made during any calendar year is attributable to the Revolver Sub-Facility Component, Agent shall have the right to conduct, and Borrower shall be obligated to reimburse Agent for, 2 intellectual property valuations during such calendar year), and (y) if (1) an Event of Default has occurred and is continuing or (2) Liquidity, as of any date, is less than $20,000,000, Borrower shall be obligated to reimburse Agent for no more than 2 field examinations during any calendar year, no more than 1 appraisal of each type of Collateral during any calendar year, and no more than 2 intellectual property valuations during any calendar year and Agent shall have the right to conduct, at its sole expense, field examinations, appraisals and intellectual property valuations without limitation."

          (C) Section 6.6(a)(i) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               "(i) unless, immediately after giving effect to any such optional prepayment, redemption, defeasance, purchase or other acquisition, (x) Borrower shall have a Fixed Charge Coverage Ratio, on a pro forma basis recomputed for the most recently ended month of Borrower, of at least 1.50 for the trailing 12-month period ending on the last day of such month, (y) Borrower shall have Liquidity, as of such date, in an amount equal to or greater than $25,000,000 and (z) no Default or Event of Default shall have occurred and be continuing or would result therefrom, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances; provided, that this clause (i) shall not apply to any optional prepayment, redemption, defeasance, purchase or other acquisition of any Indebtedness of Borrower or its Subsidiaries constituting the Convertible Subordinated Debt or the 2012 Convertible Subordinated Debt,"

          (D) Section 6.6(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               "(iii) unless, immediately after giving effect to any such payment, (x) Borrower shall have a Fixed Charge Coverage Ratio, on a pro forma basis recomputed for the most recently ended month of Borrower, of at least 1.50 for the trailing 12-month period ending on the last day of such month, (y) Borrower shall have Liquidity, as of such date, in an amount equal to or greater than $25,000,000 and (z) no Default or Event of Default shall have occurred and be continuing or would result therefrom, make any payment (including any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment) with respect to or on account of the Convertible Subordinated Debt or the 2012 Convertible Subordinated Debt; provided, that, notwithstanding the foregoing, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may make payments (x) of accrued interest owing with respect to the Convertible Subordinated Debt and the 2012 Convertible Subordinated Debt and (y) in exchange for fractional shares in connection with the conversion of the Convertible Subordinated Debt or the 2012 Convertible Subordinated Debt, in an otherwise cashless exchange, into Qualified Equity Interests in accordance with the terms of the Convertible Subordinated Debt Documents or the 2012 Convertible Subordinated Debt Documents, as applicable, or"

          (E) Section 6.7(f) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               "(f) Borrower or any of its Subsidiaries may make any other Restricted Payments so long as, and to the extent that, immediately after giving effect to any such Restricted Payment, (i) Borrower shall be in compliance on a pro forma basis with the covenant set forth in Section 7(a) recomputed for the most recently ended month of Borrower and (ii) Borrower shall have Liquidity, as of such date, in an amount equal to or greater than $25,000,000."

          (F) The last sentence of Section 6.9(b) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               "Agent hereby agrees that it will not issue such a "Notice of Exclusive Control" or equivalent notice to the applicable depository bank unless (x) an Event of Default has occurred and is continuing or (y) Liquidity, as of any date, is less than $20,000,000."

          (G) Section 7 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               "7. FINANCIAL COVENANTS.

               Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will:

               (a) Fixed Charge Coverage Ratio. If the Revolver Usage as of any day during any calendar month is equal to or greater than $5,000,000, have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 1.20 for the trailing 12-month period ending on the last day of such month.

               (b) Minimum Liquidity. Maintain Average Liquidity for the most recently completed month of at least $15,000,000.

          (H) The definition of "Borrowing Base" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               ""Borrowing Base" means, as of any date of determination, the result of:

               (a) 100% of the Revolver Sub-Facility Component, plus

               (b) the Accounts Component, plus

               (c) the lesser of

                    (i) 50% of the Net Book Value of Borrower's and the other Loan Parties' Inventory (other than Service Inventory) located in the United States consisting of raw materials and finished goods as of such date; provided that no more than $5,000,000 of such Inventory shall be located at locations not identified on Schedule 4.24, and

                    (ii) the Accounts Component, minus

               (d) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement;

provided, that the aggregate Availability attributable to the Revolver Sub-Facility Component shall not exceed 50% of the Borrowing Base as of such date of determination."

          (I) The definition of "Fixed Charges" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               ""Fixed Charges" means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid in cash with respect to such period and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period; provided that, notwithstanding the foregoing, "Fixed Charges" shall not include any prepayments or repayments of the Convertible Subordinated Debt and/or the 2012 Convertible Subordinated Debt made in accordance with in accordance with Section 6.6(a)(iii) of the Agreement."

          (J) The definition of "Liquidity" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               ""Liquidity" means, as of any date of determination, the sum of (a) Excess Availability as of such date, plus (b) Qualified Cash as of such date."

          (K) The definition of "Maturity Date" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               ""Maturity Date" means the earliest of (i) March 29, 2017, (ii) unless either (x) the Convertible Subordinated Debt has been paid in full in accordance with Section 6.6(a)(iii) of the Agreement or (y) the sum of (I) the amount of proceeds deposited into escrow with a third party escrow agent subject to an escrow agreement in form and substance reasonably satisfactory to Agent and/or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and over which Agent has exclusive control and (II) the Convertible Subordinated Debt Reserve is equal to or greater than an amount sufficient to repay in full the Convertible Subordinated Debt, the date that is 91 days prior to the earliest date of maturity under the Convertible Trust Indenture and (iii) the date that is 91 days prior to the earliest date of maturity under the 2012 Convertible Trust Indenture."

          (L) The definition of "Maximum Revolver Amount" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               ""Maximum Revolver Amount" means $75,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement."

          (M) The definition of "Reserves" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               ""Reserves" means, as of any date of determination, those reserves (other than Revolver Sub-Facility Reserves, Receivable Reserves, Bank Product Reserves, Inventory Reserves and the Convertible Subordinated Debt Reserve) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that Borrower or its Subsidiaries are required to pay under the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent's Liens in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount."

          (N) The following definitions are hereby added to Schedule 1.1 of the Credit Agreement, inserted in appropriate alphabetical order:

          "Average Liquidity" means, with respect to any period, the sum of the aggregate amount of Liquidity for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

          "Commencement Date" means the earliest of (a) the first day of the first full calendar month that is 90 days after the date of repayment in full of the Convertible Subordinated Debt, or (b) March 1, 2016.

          "Convertible Subordinated Debt Reserve" means, as of any date of determination, the amount of the reserve against the Borrowing Base and the Maximum Revolver Amount which Borrower has elected to establish by delivering written notice to Agent stating that Borrower intends to request a Borrowing up to an aggregate amount of such reserve and that the proceeds of such Borrowing will be used solely, and concurrently with such Borrowing, to repay in full the Convertible Subordinated Debt in accordance with Section 6.6(a)(iii). Borrower may increase or decrease the amount of the Convertible Subordinated Debt Reserve from time to time by delivering written notice thereof to Agent.

          "Forecast Revenue Stream" means that certain Ultrium LTO Forecast Revenue Stream, with a report date of March 20, 2014, delivered by Borrower to Agent.

          "Material Customer" means, as of any date of determination, the top five (5) customers of Borrower and its Subsidiaries for the trailing 12-month period ending on the last day of the month most recently ended, as measured by royalty revenue received by Borrower and its Subsidiaries in the aggregate.

          "Revolver Sub-Facility Component" means, as of any date of determination, an amount equal to $30,246,000; provided that, commencing on the Commencement Date, such amount shall be reduced on the Commencement Date and on the first day of each three month period following the Commencement Date by an amount equal to $525,000.

          "Revolver Sub-Facility Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for decreases or prospective decreases in royalty revenue streams) with respect to the Revolver Sub-Facility Component.

          (O) The definitions of "Financial Covenant Period" and "Pure Availability" are hereby deleted from Schedule 1.1 of the Credit Agreement in their entirety.

          (P) Exhibit B-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

          (Q) Exhibit C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

          (R) Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit C hereto.

          (S) Schedule 5.1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit D hereto.

          (T) Schedule 5.2 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit E hereto.

          3. Amendments to Security Agreement. Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, the Security Agreement is amended as follows:

          (A) The definition of "Triggering Event" contained in Section 1(a) of the Security Agreement is hereby amended and restated in its entirety, as follows:

               ""Triggering Event" means, as of any date of determination, that (A) an Event of Default has occurred as of such date or (B) Liquidity, as of such date, is less than $20,000,000."

          4. Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement, the Security Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement, the Security Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

          5. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement, the Security Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement, the Security Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

          6. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

          (a) Each party hereto shall have executed and delivered this Amendment to Agent;

          (b) Agent shall have received the Sixth Amendment Fee referred to below; and

          (c) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

          7. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

          (a) All representations and warranties contained in the Credit Agreement, the Security Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

          (b) No Default or Event of Default has occurred and is continuing; and

          (c) This Amendment, the Credit Agreement, as modified hereby, and the Security Agreement, as modified hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          8. Sixth Amendment Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders based on their respective Pro Rata Shares, a fee equal to $95,000 (the "Sixth Amendment Fee") which shall be fully earned and due and payable on the date hereof.

          9. Miscellaneous.

          (a) Expenses. Notwithstanding anything in the Credit Agreement, the Security Agreement or any other Loan Document to the contrary, solely for purposes of this Amendment, Borrower shall not be responsible to pay the costs or expenses of Agent or any Lender (including any fees or expenses of counsel for Agent or any Lender) in connection with the preparation, negotiation, execution, delivery and/or administration of this Amendment or any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

          (b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of California.

          (c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

          [Remainder of page intentionally left blank; signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

QUANTUM CORPORATION
a Delaware corporation

By:	/s/ Linda M. Breard
Title:	Chief Financial Officer, Senior Vice President

WELLS FARGO CAPITAL FINANCE, LLC, as
Agent and as a Lender

By:	/s/ Amelie Yehros
Title:	Senior Vice President

SILICON VALLEY BANK, as a Lender

By:	/s/ Stephen Chang
Title:	Vice President

Signature Page to Sixth Amendment to Credit Agreement and Second Amendment to Security Agreement

EXHIBIT A

Exhibit B-1

Form of Borrowing Base Certificate

EXHIBIT B

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Borrower's letterhead]

To:	Wells Fargo Capital Finance, LLC
2450 Colorado Avenue, Suite 3000W
Santa Monica, California 90404-3597
Attn: Business Finance Division Manager

Re:	Compliance Certificate dated

Ladies and Gentlemen:

          Reference is made to that certain CREDIT AGREEMENT (the "Credit Agreement") dated as of March 29, 2012, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders ("Agent"), and QUANTUM CORPORATION, a Delaware corporation (the "Borrower"). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement or the Security Agreement (as defined in the Credit Agreement) unless specifically defined herein.

          Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies that:

          1. The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto1, has been prepared in accordance with GAAP (except for quarter-end and year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries.

          2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement substantially concurrently herewith.

____________________

1 To be the applicable financial statements delivered pursuant to clause (a) or (d) of Schedule 5.1 of the Credit Agreement, as applicable, concurrently with the delivery of this Compliance Certificate.

          3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower has taken, are taking, or propose to take with respect thereto.

          4. The representations and warranties of Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

          5. Borrower is in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 attached hereto.

          [6. Schedule 5 attached hereto sets forth all Collateral obtained by the Loan Parties since the later of (x) the Closing Date and (y) the date of the last Compliance Certificate delivered to Agent that contained this certification, that is evidenced by or consists of Negotiable Collateral, Investment Property, or Chattel Paper having an aggregate value or face amount of $500,000 or more for all such Negotiable Collateral, Investment Property, or Chattel Paper.

          7. Schedule 6 attached hereto sets forth all letters of credit having a face amount or value of $500,000 or more in the aggregate with respect to which, since the later of (x) the Closing Date and (y) the date of the last Compliance Certificate delivered to Agent that contained this certification, any Loan Party has become the beneficiary.

          8. Schedule 7 attached hereto sets forth all Commercial Tort Claims obtained by the Loan Parties since the later of (x) the Closing Date and (y) the date of the last Compliance Certificate delivered to Agent that contained this certification, that have a value, or involve an asserted claim, in the amount of $500,000 or more in the aggregate for all Commercial Tort Claims.

          9. Schedule 8 attached hereto sets forth all Accounts or Chattel Paper included in the calculation of the Borrowing Base (other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $1,000,000) that arise out of a contract or contracts with the United States or any department, agency, or instrumentality thereof.

          10. Schedule 9 attached hereto sets forth all new Patents, Trademarks and Copyrights that are registered or the subject of pending applications for registrations, and all Intellectual Property Licenses that are material to the conduct of any Loan Party's business, in each case, which were acquired, registered or for which applications for registration were filed since the later of (x) the Closing Date and (y) the date of the last Compliance Certificate delivered to Agent that contained this certification, and any statement of use or amendment to allege use with respect to intent-to-use trademark applications.

2

          11. Schedule 10 attached hereto sets forth a list of all of the Loan Parties’ products constituting proprietary software that generate revenue of the Loan Parties in excess of $2,500,000, and such list identifies all of the Loan Parties’ products constituting proprietary software that are material to generating revenue of the Loan Parties.

          12. Schedule 11 attached hereto sets forth all Pledged Interests constituting Collateral having value in the amount of $750,000 or more, individually, or having value in the aggregate for all Pledged Interests of $2,000,000 or more, acquired, obtained or received by any Loan Party since the later of (x) the Closing Date and (y) the date of the last Compliance Certificate delivered to Agent that contained this certification. The applicable Loan Party has delivered to Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests.2

          12. Schedule 12 attached hereto sets forth any fee interest in Real Property having a fair market value in excess of $2,500,000 acquired by any Loan Party since the later of (x) the Closing Date and (y) the date of the last Compliance Certificate delivered to Agent that contained this certification.

          13. Schedule 13 attached hereto (i) sets forth any default, breach, violation or acceleration existing under any Pledged Note or any event which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation, or event of acceleration under any Pledged Note and (ii) includes copies of all material written notices (including notices of default) given or received with respect to the Pledged Notes since the later of (x) the Closing Date and (y) the date of the last Compliance Certificate delivered to Agent that contained this certification.

          14. Schedule 14 attached hereto sets forth all new locations, since the later of (x) the Closing Date and (y) the date of the last Compliance Certificate delivered to Agent that contained this certification, at which Inventory (other than (i) Service Inventory and (ii) Inventory at any location where the value of all Inventory at such location is less than $1,000,000) is located.]3

____________________

2 Note to Quantum: If the new Pledged Interests are in respect of a new Subsidiary, please also deliver the documents contemplated by Section 5.11 of the Credit Agreement with respect to such Subsidiary (if the Subsidiary is to be a Loan Party).
3 Insert these certifications for the compliance certificates delivered with respect to each calendar month; provided that, if (x) the Revolver Usage as of every day during the calendar month most recently ended is less than $5,000,000 and (y) no Default or Event of Default has occurred and is continuing, these certifications shall only be required to be inserted for compliance certificates delivered with respect to a month ending on a calendar quarter

3

          IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of  _______________, ________.

QUANTUM CORPORATION

By:
Name:
Title:

4

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

[1. Fixed Charge Coverage Ratio.

          Borrower's Fixed Charge Coverage Ratio, measured on a month-end basis, for the month ending _________, ________ is ___:1.0, which [is/is not] greater than or equal to the ratio set forth in Section 7 of the Credit Agreement for such month.]4

2. Minimum Liquidity.

          Borrower's Average Liquidity, for the most recently completed month [was/was not] greater than or equal to the applicable amount set forth in Section 7 of the Credit Agreement.

____________________

4 Insert this certification for the compliance certificates delivered with respect to each calendar month during which Revolver Usage as of any day during such calendar month is equal to or greater than $5,000,000

[SCHEDULE 5

Negotiable Collateral, Investment Property, and Chattel Paper

SCHEDULE 6

Letter-of-Credit Rights

SCHEDULE 7

Commercial Tort Claims

SCHEDULE 8

Government Contracts

SCHEDULE 9

Patents, Trademarks, Copyrights and Intellectual Property Licenses

SCHEDULE 10

Products Constituting Proprietary Software

SCHEDULE 11

Pledged Interests Constituting Collateral

SCHEDULE 12

Owned Real Property

SCHEDULE 13

Defaults Under Pledged Notes

SCHEDULE 14

Locations of Inventory]

EXHIBIT C

Schedule C-1

Revolver Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	$50,000,000.00	$50,000,000.00
Silicon Valley Bank	$25,000,000.00	$25,000,000.00

All Lenders	$75,000,000.00	$75,000,000.00

EXHIBIT D

Schedule 5.1

          Borrower will deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower's fiscal quarters) after the end of each month during each of Borrower's fiscal years

(a) an unaudited consolidated and consolidating balance sheet, income statement, calculation of EBITDA, and, solely in the case of a month that is the end of one of Borrower's fiscal quarters, statement of cash flow, in each case, covering Borrower's and its Subsidiaries' operations during such period, and

(b) a Compliance Certificate.

as soon as available, but in any event within 45 days after the end of each month that is the end of one of Borrower's fiscal quarters	(c) a list of Material Customers.
as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years (the "Annual Deadline")

(d) consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, which, in the case of the consolidated financial statements, are audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would, subject to Section 1.2 of the Agreement, be to cause any noncompliance with the provisions of Section 7), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management), and

(e) a Compliance Certificate.

provided, however, that if Borrower has filed any of the items listed in clause (c) above in its Form 10-K annual report with the SEC within the applicable Annual Deadline, then Borrower shall (i) provide Agent written notice (in the Compliance Certificate or elsewhere) within the applicable Annual Deadline that Borrower has filed its Form 10-K annual report with the SEC and (ii) deliver to Agent by the applicable Annual Deadline copies of any items listed in clause (c) above that were not filed with the SEC.
as soon as available, but in any event within 45 days after the start of each of Borrower's fiscal years,

(f) copies of Borrower's Projections, in form (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, quarter by quarter, certified by the chief financial officer of Borrower as being such officer's good faith estimate of the financial performance of Borrower during the period covered thereby.

if and when filed by Borrower (but only if requested by Agent)

(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h) any other filings made by Borrower with the SEC, and

(i) any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 5 Business Days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Borrower or any of its Subsidiaries,

(k) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

promptly, but in any event within 5 Business Days after	(l) notice of any such intent or action.

Borrower has knowledge of the intent of any Material Customer to either (i) terminate its relationship directly or indirectly with a Loan Party, (ii) materially and adversely modify any material agreement involving a Loan Party, or (iii) reduce the amount of purchases of LTO cartridges directly or indirectly from a Loan Party by an amount that would cause Borrower to reasonably believe that the Forecast Revenue Stream is no longer true and accurate,
upon the request of Agent,	(m) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries

EXHIBIT E

Schedule 5.2

          Borrower will provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 30th day after the end of each month)

(a) a Borrowing Base Certificate,

(b) a detailed report regarding Borrower's and its Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and

(c) if (i) an Event of Default has occurred and is continuing or (ii) Liquidity, as of any date, is less than $20,000,000, a reconciliation of Accounts, trade accounts payable, and Inventory of Borrower's general ledger accounts to its monthly financial statements including any book reserves related to each category.

Upon request by Agent	(d) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may reasonably request.